Exhibit 99.1

FOR IMMEDIATE RELEASENEWS RELEASE

Contact:

Robert M. Thornton, Jr.

Chief Executive Officer

(770) 933-7004

SUNLINK HEALTH SYSTEMS, INC. COMPLETES SALE OF PARKSIDE ELLIJAY NURSING HOME AND REAL ESTATE

Atlanta, GA (March 19, 2019) – – SunLink Health Systems, Inc. (NYSE:AMERICAN:  SSY) today announced that its subsidiary, Southern Health Corporation of Ellijay, Inc., has completed the sale of its Parkside Ellijay Nursing Home and related real estate for approximately $7,300,000.  The company said the net proceeds of approximately $6,400,000 will be retained for working capital and general corporate purposes.  The company expects to recognize a pre-tax gain on the sale of approximately $2,100,000 in its third fiscal quarter ending March 31, 2019.

SunLink Health Systems, Inc. is the parent company of subsidiaries that own and operate healthcare businesses in the Southeast.  Each of the Company’s healthcare businesses is operated locally with a strategy of linking patients’ needs with healthcare professionals.  For additional information on SunLink Health Systems, Inc., please visit the Company’s website.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2018 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.